Exhibit 99.1

PRESS RELEASE

September 17, 2008

CONTACT:	The East Carolina Bank (ECB)
Mimi vanNortwick
Senior Vice President, Marketing/Operations
Phone: (252) 925-9111, ext. 52236
Facsimile: (252) 925-8491
Mimi.vanNortwick@ecbbancorp.com

FOR IMMEDIATE RELEASE

Keeney Plans Retirement in Mid-2009

ENGELHARD, NC—ECB Bancorp, Inc. (NASDAQ: ECBE) (“ECB” or the “Company”), parent of The East Carolina Bank, announced today that its President and Chief Executive Officer, Arthur H. Keeney III, will retire in mid-year 2009. Keeney will turn 65 in March 2009. He currently is expected to continue to serve on ECB’s Board of Directors through the duration of his current elected term, which expires in 2010. Mr. Keeney’s successor will be named at a later date.

“After almost 14 years as CEO of ECB, 2009 will be the right time to move forward” Keeney said. “It has been a great deal of fun putting together the management team and partnering with the Board to accomplish together all that we have. I’m very proud of the profitable growth that we’ve achieved. The organization is in wonderful financial condition.”

Mr. Keeney joined The East Carolina Bank (its holding company, ECB Bancorp, Inc., was formed in 1998) in September 1995 as its President and CEO. At that time, the Bank had 10 branches, all in northeastern North Carolina; assets totaled $165.4 million and deposits were $150.4 million; and net income was $911,600 for the year ended December 31, 1995. Last month, the Bank opened its 24th branch in Leland, North Carolina (Brunswick County). ECB reported assets of $738.0 million and deposits of $578.3 million at June 30, 2008, and its net income for the year ended December 31, 2007, was $4.81 million, down slightly from the record $5.58 million achieved during the year ended December 31, 2006.

ECB’s Chairman, R.S. Spencer, stated: “Under the strong leadership of Art Keeney, The East Carolina Bank has grown throughout eastern North Carolina from the Virginia border to the South Carolina border during his tenure as President and CEO. Mr. Keeney deserves a great deal of credit for utilizing his leadership skills to bring together the plans of management and the wishes of the Board of Directors while maintaining the support of the shareholders. The Bank is a much stronger and well-managed institution as a result of his time here. The implementation of many of the Bank’s long-range goals has enabled him to leave behind a vibrant and well-capitalized bank which has managed to avoid many pitfalls of today’s financial environment. ECB is well positioned for future growth and increased profitability due to Mr. Keeney’s years of service here.”

Keeney has worked in the banking industry since 1970 when he began his career as a Credit Analyst at the National Bank of Detroit. Progressing through increasing levels of responsibility and leadership, his career took him to Connecticut National Bank in Hartford, Connecticut, and more recently to Signet Bank, Baltimore, Maryland, where he was Executive Vice President in charge of that organization’s Commercial and International Banking Groups prior to joining The East Carolina Bank.

He holds a MBA in Finance from the Wharton School, University of Pennsylvania, and has a Bachelor of Sciences degree in Accounting (granted Magna Cum Laude) from the University of Hartford, Hartford, Connecticut.

Keeney served as Chairman of the North Carolina Banker’s Association (2006-2007) and has completed a seven-year stint as the NC Senate’s appointee to the North Carolina State Banking Commission. He is a member of the American Banker’s Association.

In addition, he is Treasurer of the North Carolina Aquarium Society and Vice Chairman of the Hyde County Community Development Corporation, and he currently sits on North Carolina’s Northeast Economic Development Commission. He is a Board member of Pocosin Arts, Pungo District Hospital, BCCC Foundation, the Eastern 4-H Center and the Engelhard Medical Center, and he has served two terms as President of the Engelhard Rotary Club.

Keeney is married to the former Alice Morris of Morehead City. They have three children and one grandchild and are avid boaters.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. ECB also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com

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